                                                                  EXHIBIT (c)(5)

CREDIT SUISSE FIRST BOSTON CORPORATION                    CIBC OPPENHEIMER CORP.
Eleven Madison Avenue                                       425 Lexington Avenue
New York, NY 10010                                      New York, New York 10017

                               November 23, 1997

Apollo Investment Fund III
1301 Avenue of the Americas
NewYork, NY 10019
Attn:  Edward Yorke

Liberty Media Corporation
8101 East Prentice Avenue
Suite 500
Englewood, CO 80111
Attn:  David Koff

Sony Pictures Entertainment Inc.
10202 West Washington Boulevard
Culver City, CA 90232-3195
Attn:  Yair Landau

Bastion Capital Fund, L.P.
1999 Avenue of the Stars
Suite 2960
Los Angeles, California 90067
Attn:  Guillermo Bron

                           Senior Discount Debentures
                           --------------------------
                               Commitment Letter
                               -----------------

Ladies and Gentlemen:

          You have advised Credit Suisse First Boston Corporation ("CSFBC") and
                                                                    -----
CIBC Oppenheimer Corp. ("CIBC" and, together with CSFBC, "we", "us" or the
                         ----                             --    --
"Arrangers") that Apollo Investment Fund III ("Apollo"), Liberty Media
 ---------                                     ------
Corporation ("Liberty"), Sony Pictures Entertainment Inc. ("SPE") and Bastion
              -------                                       ---
Capital Fund, L.P. ("Bastion" and, together with Apollo, Liberty and SPE, the
                     -------
"Sponsors" or "you") intend to form a company ("Holdings") that will, through a
 --------      ---                              --------
newly formed wholly owned subsidiary ("Newco"), acquire (the "Acquisition") all
                                       -----                  -----------
of the outstanding capital stock of Telemundo Group, Inc. ("Target").  In
                                                            ------
connection with the Acquisition, Target will refinance (the "Refinancing")
                                                             -----------
$192.0 million aggregate principal amount of its 7/10 1/2% Senior Notes due 2006 and its existing $20.0 million working capital facility

(the "Target W/C Facility").  References to the "Company" mean Holdings and its
      -------------------
subsidiaries after giving effect to the Acquisition and the Network Sale (as defined).

          You have advised us that the total funds necessary to consummate the Acquisition and the Refinancing and to pay related fees and expenses will be approximately $753.6 million (excluding the assumption of $5.6 million in capital leases) plus any amounts then outstanding under the Target W/C Facility. (The approximate sources and uses of the funds necessary to consummate the Transactions are set forth on Annex I to the Summary of Principal Terms and
                              -------
Conditions attached hereto as Exhibit A (the "Term Sheet")). Such funds will be
                              ---------       ----------
provided by (i) a cash common equity contribution to Holdings of not less than $267.1 million from the Sponsors (with Apollo and Bastion contributing 50.1% and Liberty and SPE contributing the balance), which is contributed to Newco as common equity (the "Equity Contribution"), (ii) the issuance and sale by
                    -------------------
Holdings of senior discount debentures (the "Debentures") for gross proceeds of
                                             ----------
not less than $100.0 million and not more than $125.0 million, which proceeds are contributed to Newco as common equity, (iii) borrowings of $319.4 million by Newco under senior secured credit facilities aggregating $350.0 million (the

"Credit Facilities"); provided, however, as Borrower may elect upon closing, the
 -----------------    --------  -------
amount by which gross proceeds of the Debentures exceed $100.0 million shall (a) reduce the amount of the Tranche A of the Credit Facilities or (b) be contributed as equity to Target and utilized to repay funded debt thereof, and
(iv) the concurrent sale (the "Network Sale") by Target to Liberty and SPE of
                               ------------
its Spanish-language television network (the "Network") for not less than $67.1
                                              -------
million. The (a) Acquisition, (b) Refinancing, (c) Equity Contribution, (d) issuance and sale of the Debentures, (e) initial borrowings under the Credit Facilities, and (f) Network Sale are collectively referred to herein as the

"Transactions."
 ------------

          Reference is made to the engagement letter dated the date hereof between you and the Arrangers (the "Engagement Letter"). Pursuant to the
                                    -----------------
Engagement Letter, you have agreed to engage the Arrangers to act as underwriters, initial purchasers or placement agents in connection with the sale of the Debentures pursuant to a public or private offering (the "Debenture
                                                                 ---------
Offering"). You have received from us (or one of our affiliates), by a separate
--------
letter, a commitment with respect to the Credit Facilities.

          The Arrangers hereby commit to underwrite, place or purchase, upon the terms and subject to the conditions as set forth or referred to in the Term Sheet (together with this letter, the "Commitment Letter"), Debentures for
                                       -----------------
aggregate gross proceeds in an amount you designate, which shall be not less than $100.0 million and not greater than $125.0 million (but in any event not greater than 50% of the aggregate net proceeds to Newco of the Equity Contribution). The Company will use its commercially reasonable best efforts to issue the Debentures in an underwritten public offering or private placement pursuant to Rule 144A under the Securities Act of 1933 prior to any purchase by the Arrangers. The underwriting, placement or purchase of the Debentures shall take place as of the date of the consummation of the Transactions, which date will be designated to us in writing by you no later than five days prior to such date.

          As consideration for the Arrangers' commitment hereunder and agreement to perform the services described herein, you agree, jointly and severally, to pay to the Arrangers the nonrefundable fees set forth in the Term Sheet and in the Senior Discount Debentures Fee Letter dated the date hereof and delivered herewith (the "Fee Letter").
               ----------

          In the event of an underwriting or placement of the Debentures, you agree to cause the Company to enter into an underwriting or placement agency agreement in the form customarily utilized by the Arrangers. We may syndicate the purchase of the Debentures to a group of financial institutions (together with the Arrangers, the "Purchasers") identified by us in consultation with you.
                         ----------
If so, the Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and each of you agrees to assist the Arrangers in completing a syndication satisfactory to them. Such assistance shall include (i) each of you using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your respective existing lending relationships, (ii) direct contact between your respective senior management and advisors and the proposed Purchasers (and each of you using your best efforts to cause direct contact between senior management and advisors of the Company and the proposed Purchasers), (iii) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (iv) the hosting, with the Arrangers, of one or more meetings with prospective Purchasers. The Arrangers will manage all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, what titles (if any) they will be awarded, the allocations of the commitments among the Purchasers and the amount and distribution of fees among the Purchasers.

          To assist the Arrangers in any underwriting, placement, purchase or syndication efforts, each of you agrees to promptly prepare and provide to the Arrangers all information with respect to the Company and the Transactions and the other transactions contemplated hereby, including all financial information and projections (the "Information"), as we may reasonably request. Each of you
                      -----------
hereby represents and covenants that (i) all written information other than the Projections (the "Information") that has been or will be made available to the
                  -----------
Arrangers by any of you or your representatives in connection with the Transactions is or will be complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (ii) the Projections that have been or will be made available to the Arrangers by any of you or your representatives in connection with the Transactions have been or will be prepared in good faith based upon what you believe to be reasonable assumptions. Each of you agrees to supplement the Information and the Projections from time to time until the completion of the syndication so that the representation and covenant in the preceding sentence remain correct without regard to when such Information and Projections were furnished. You understand that in any underwriting, placement, purchase or syndication we may use and rely on the Information and Projections without responsibility for independent verification thereof.

          You hereby agree, jointly and severally, (i) to indemnify and hold harmless each of CSFB and its affiliates and the respective officers, directors, employees, advisors and agents of each (each, a "CSFB Indemnified Person") and
                                                 -----------------------
CIBC and its affiliates and the respective officers, directors, employees, advisors and agents of each (each, a "CIBC Indemnified Person", and, together
                                      -----------------------
with a CSFB Indemnified Person, the "indemnified persons") from and against any
                                     -------------------
and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, any offering, underwriting, placement, purchase or syndication of the Debentures, the use of the proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided, however, that with respect to a CSFB Indemnified
                      --------  -------
Person or a CIBC Indemnified Person, as the case may be, the foregoing indemnity will not apply to losses, claims, damages, liabilities or related expenses to the extent they are found by the final non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of any CSFB Indemnified Person or CIBC Indemnified Person, respectively, and
(ii) to reimburse the Arrangers and their respective affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, consultants' fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with any offering, underwriting, placement, purchase or syndication of the Debentures and any related documentation (including, without limitation, this Commitment Letter, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for or entitled to any indirect or consequential damages in connection with its activities related to any offering, underwriting, placement, purchase or syndication of the Debentures.

          Promptly after receipt by an indemnified person of notice of the commencement of any Proceedings, such indemnified person will, if a claim in respect thereof is to be made against you, notify, you in writing of the commencement thereof; provided, however, that the omission so to notify you will
                      --------  -------
not relieve you from any liability which you may have hereunder except to the extent you have been materially prejudiced by such failure. In case any such Proceedings are brought against any indemnified person and it notifies you of the commencement thereof, you will be entitled to participate therein, and, to the extent that you may elect by prior written notice delivered to such indemnified person, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person; provided, however, that if the
                                         --------  -------
defendants in any such Proceedings include both such indemnified person and one or more of you and such indemnified person shall have concluded that there may be legal defenses available to it which are different from or additional to those available to you, such indemnified person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such indemnified person. Upon receipt of notice from you to such indemnified person of your election so to assume the defense of such Proceedings and approval by such indemnified person of counsel, you shall not be liable to such indemnified person for expenses incurred by such indemnified person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such indemnified person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the preceding sentence, (ii) you shall not have employed counsel reasonably satisfactory to such indemnified person to represent such indemnified person within a reasonable time after notice of commencement of the Proceedings or (iii) you shall have authorized in writing the employment of counsel for such indemnified person.

          This Commitment Letter and the Arrangers' commitment hereunder shall not be assignable by any of you without the prior written consent of the Arrangers (and any purported assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by each of you and the Arrangers. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into between us relating to our commitment with respect to the Debentures and set forth the entire understanding of the parties with respect thereto.

          This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof. EACH OF THE PARTIES HERETO IRREVOCABLY AGREES TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER. Each of you irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to this Commitment Letter. Service of any process, summons, notice or document by registered mail addressed to a Sponsor at its address set forth above shall be effective service of process against such Sponsor for any such suit, action or proceeding brought in any such court. Each of you irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction each of you is or may be subject, by suit upon judgment.

          This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except
(i) on a confidential basis to your officers, agents and advisors who are directly involved in the consideration of this matter or (ii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof); provided, however,
                                                             --------  -------
that you may disclose this Commitment Letter and its terms and substance (but not the Fee Letter or its terms and substance), on a confidential basis, to Target and its directors, officers, employees, agents and advisors.

          Our commitment will terminate at 5:00 p.m., New York City time, on December 5, 1997, unless on or prior to such time you sign and return an enclosed counterparty of this Commitment Letter, the Fee Letter and the Engagement Letter and, if so accepted on or prior to such time, the commitment will terminate at 5:00 p.m., New York City time, on the earliest of (i) the termination of an agreement pursuant to which the Acquisition is to be consummated or the date the Company consummates, or notifies the Arrangers that it has elected not to consummate, the Acquisition, (ii) the date of issuance of the Debentures and (iii) the Drop-Dead Date. The "Drop-Dead Date" shall be June
                                                  --------------
30, 1998; provided, however, that so long as the Sponsors and Target have used
          --------  -------
their reasonable best efforts to consummate the Transactions on or before June 30, 1998, if the Transactions have not been consummated on or before June 30, 1998 solely because approval of the Federal Communications Commission ("FCC")
                                                                        ---
has not been obtained or the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall not have expired or been terminated, the Arrangers agree to extend the Drop-Dead Date to August 31, 1998. In addition, the commitment shall terminate in the event that (a) after completion of a prospectus, offering memorandum or comparable document relating to the Debenture Offering, the Arrangers shall have delivered a written notice to the Company recommending that the Company proceed with the marketing effort for the Debenture Offering and the Company elects (which election shall be made within one business day following receipt of such notice) not to then proceed with such marketing effort or (b) following the marketing effort with respect to the Debenture Offering, (x) the Arrangers are prepared to enter into a customary underwriting, placement agency or purchase agreement providing for the underwriting, placement or purchase of the Debentures (and the terms of such Debentures are consistent in all material respects with the Term Sheet) and (y) the Company elects not to enter into such agreement or, having entered into such agreement, the Debenture Offering is not consummated for any reason other than the failure by the Arrangers to comply with their obligations under such agreement. The reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Arrangers' commitment hereunder; provided, however, that the Sponsors'
                                 --------  -------
obligations, liabilities and representations hereunder and thereunder shall terminate upon the closing of the transactions contemplated hereby and thereby.

          If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter.

          The Arrangers are pleased to have been given the opportunity to assist you in connection with this important financing.

                                         Very truly yours,
                                         CREDIT SUISSE FIRST BOSTON CORPORATION
                                         By:  /s/ Mark Kenelley
                                              -----------------
                                              Name:  Mark Kennelley
                                              Title: Managing Director

                                         CIBC OPPENHEIMER CORP.
                                         By:  /s/
                                              -----------------
                                              Name:
                                              Title:

Accepted and agreed to as of
the date first written above by:

APOLLO INVESTMENT FUND III                       BASTION CAPITAL FUND, L.P.

By:  Apollo Advisors II, L.P.,                   By:  Bastion Partner, L.P.,
     its General Partner                              its General Partner

By:  Apollo Capital Management II, Inc.,         By:  Bron Corp.,
     its General Partner                              its General Partner

By:  /s/ Edward Yorke                            By:  /s/ Guillermo Bron
     -------------------------                        -------------------------
     Edward Yorke                                     Guillermo Bron
     Vice President                                   President

LIBERTY MEDIA CORPORATION                SONY PICTURES ENTERTAINMENT INC.

By:  /s/ David Koff                      By:  /s/ Yair Landau
     -------------------------                ---------------------------------
      Name:  David Koff                       Name:  Yair Landau
      Title: Vice President                   Title:    Executive Vice President

                                                                       EXHIBIT A

CONFIDENTIAL
November 23, 1997

                           Senior Discount Debentures
                           --------------------------
                   Summary of Principal Terms and Conditions
                   -----------------------------------------

Issuer:                       A corporation ("Holdings") to be formed by Apollo
                              Investment Fund III, Liberty Media Corporation, Sony Pictures Entertainment Inc.
                              and Bastion Capital Fund, L.P. to acquire (the "Acquisition")
                              Telemundo Group, Inc. ("Target").

Initial Purchasers/           Credit Suisse First Boston Corporation ("CSFBC") and CIBC
-------------------           Oppenheimer Corp. ("CIBC" and, together with CSFB, the
Underwriters/Placement        "Arrangers").
----------------------
Agents:
------

Book-Running Managers:        CSFBC, whose name shall appear on the left side of any
---------------------         prospectus, offering circular or similar document, and CIBC.

Type of Securities:           Senior Discount Debentures (the "Debentures").
------------------

Amount:                       Not less than $100.0 million and not more than $125.0 million
------                        aggregate gross proceeds.

Maturity:                     Ten years.
--------

Guarantees:                   None.
----------

Ranking:                      The Debentures will be general unsecured obligations of Holdings,
-------                       ranking pari passu in right of payment with all unsecured
                              unsubordinated obligations of Holdings and senior in right of payment to all debt of Holdings that is expressly subordinated to the Debentures.

Yield/Interest:               The Debentures will be issued at a substantial discount from
--------------                their principal amount at maturity and will accrete to par by the end of the fifth year. Thereafter, interest will accrue and be payable in cash semiannually.  The yield (the "Discount Debenture
                              Yield") will equal the greater of (a) 12 1/2% and (b) the sum of
                              (x) the yield on the Treasury Note maturing on the tenth
                              anniversary of the day immediately preceding the issue date (or, if no Treasury Note matures on such date, the yield determined by linear interpolation of the yields on the Treasury Notes maturing immediately prior to and immediately following such date) plus
                              (y) 650 basis points (calculated on a semi-annual bond equivalent basis).

Use of Proceeds:              On the date of closing of the Acquisition (the "Closing Date"),
---------------               proceeds from the issuance and sale by Holdings of Debentures for gross proceeds of not less than $100.0 million and not more than
                              $125.0 million which proceeds are contributed to Newco as common equity, will be used to finance, in part, the Acquisition and the
                              Refinancing and to pay related fees and expenses.  The additional funds necessary to consummate the Acquisition and the Refinancing will be provided by (i) a cash common equity contribution to
                              Holdings of not less than $267.1 million from the Sponsors (with
                              Apollo and Bastion contributing 50.1% and Liberty and SPE
                              contributing the balance), which is contributed to Newco as common equity (the "Equity Contribution"), (ii) borrowings of
                              $319.4 million by Newco under senior secured credit facilities aggregating $350.0 million (the "Credit Facilities"); provided, however, that, as Borrower may elect upon closing, the amount by which gross proceeds of the Debentures exceed $100.0 million shall (a) reduce the amount of the Tranche A Facility or (b) be utilized to repay funded debt thereof, and (iii) the concurrent sale (the "Network Sale") by Target to Liberty and SPE of its
                              Spanish-language television network (the "Network") for not less than $67.1 million.  The approximate sources and uses of the funds necessary to consummate the Transactions are set forth on
                              Annex I.

                              The (a) Acquisition, (b) Refinancing, (c) issuance and sale of the Debentures, (d) Equity Contribution, (e) initial borrowings under the Credit Facilities and (f) Network Sale are referred to herein as the "Transactions."

Mandatory Redemption:         No sinking fund requirement.
--------------------

Optional Redemption:          Non-callable for five years.  Redeemable beginning in the sixth
-------------------           year at a premium (declining to par at the end of the eighth year after the issue date), plus accrued and unpaid interest.

Optional Equity               During the first three years, redeemable at a premium of the
---------------               accredited value with the proceeds of one or more public common
Redemption:                   equity offerings; provided that after such redemption not less
----------                    than 65% of the aggregate principal amount at maturity of
                              Debentures originally issued is outstanding.

Change of Control Put:        101%
---------------------

Conditions Precedent          Usual for transactions of this type and others to be agreed upon,
--------------------          including the condition set forth in Annex II.
to Purchaser:
------------

Covenants:                    Including, but not limited to, limitation on indebtedness and
---------                     subsidiary preferred stock; limitation on restricted payments;
                              limitation on sales of assets and subsidiary stock; limitation on dividend and other restrictions affecting subsidiaries;
                              limitation on mergers, consolidations or transfers of assets;
                              limitation on transactions with affiliates, including transfers of licenses to non-United States affiliates; limitation on asset swaps; reports to holders.

Events of Default:            Including, but not limited to, non-payment of principal or
-----------------             interest, violation of covenants, cross-acceleration and
                              cross-payment default to other debt in excess of an amount to be agreed upon, bankruptcy and judgments.

Registration Rights           In the event the Debentures are not sold pursuant to an
-------------------           underwritten public offering, Holdings will file within 60 days
and Cooperation:              following the date of issuance (the "Issue Date") of the
---------------               Debentures, and will use all reasonable efforts to cause to become effective as soon thereafter as practicable, an exchange offer registration statement (if not prohibited by the SEC) with respect to a registered offering to exchange the Debentures for debentures (the "Exchange Debentures") which will be identical to the Debentures except for the absence of certain transfer
                              restrictions.  Promptly after such exchange offer registration statement is effective, Holdings will offer the Exchange
                              Debentures in exchange for the Debentures.  If such exchange offer is not so consummated or is prohibited by the SEC, Holdings will file within 120 days of the Issue Date, and will use all reasonable efforts to cause to become effective as soon
                              thereafter as practicable, a shelf registration statement with respect to resales of the Debentures. Holdings will keep such shelf registration statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of the Debentures by the Arrangers, but in no event longer than two years from the date of issuance of the
                              Debentures to the Arrangers.  If, within 180 days from the issue date of the Debentures, a shelf registration statement for resales of the Debentures has not been declared effective, or, if, after becoming effective, the shelf registration statement ceases to be effective or ceases to be useable in connection with resales of the Debentures (subject to customary exceptions), interest will accrue and be payable at a rate of 0.5% per annum at the end of each 90-day period; provided, however, that in no event shall the interest on the Debentures increase by more than an aggregate of 2.0% per annum.

                              Holdings will, at its expense, assist the Arrangers in connection with resales of any of the Debentures, including making its and the Company's senior officers available to the Arrangers,
                              including making them available to assist in the preparation of marketing materials relating to any resales, to participate in due diligence sessions and to participate in road shows or other presentations to prospective purchasers of the Debentures.

Counsel to Arrangers:         Dewey Ballantine LLP.
--------------------

                                                                         Annex I


                         Sources and Uses of Funds/a/
                         ----------------------------
                         (In millions of U.S. dollars)
                         (all figures are approximate)

                Source of Funds                                   Uses of Funds
                ---------------                                   -------------
Credit Facilities             $319.4/b/ /c/                 Acquisition               $526.6
Assumed Capital
Leases                           5.6                        Option Proceeds           (25.0)/d/
                                                                                      -----
                                                                                      $501.6

                                                            Assumed Capital
Debentures                     100.0/c/                     Leases                       5.6
Equity Contribution            267.1                        Refinancing                192.0
Network Sale                    67.1                        Fees and Expenses           60.0
                               -----                                                   -----
Total Sources                 $759.2                        Total Uses                $759.2
                              ======                                                  ======

---------------------------------
a  Does not include Refinancing to Target W/C Facility.

b Excludes additional availability of 30.6 million under the Revolving Credit Facility.

c The Company, at its option, may replace up to $25.0 million of borrowings under the Credit Facilities used to fund the Transactions with additional proceeds from issuance of the Debentures.

d  Reflects cashless exercise.

                                                                        Annex II

                                   CONDITIONS

          The commitments of Credit Suisse First Boston Corporation ("CSFBC")
                                                                      -----
and CIBC Oppenheimer Corp. ("CIBC" and, together with CSFB, the "Arrangers")
                             ----                                ---------
pursuant to the Senior Discount Debentures Commitment Letter dated November 23, 1997 (the "Commitment Letter"), between CSBC, on the one hand, and Apollo
           -----------------
Investment Fund III, Liberty Media Corporation, Sony Pictures Entertainment Inc. and Bastion Capital Fund, L.P., on the other hand, shall be subject to the following conditions (capitalized terms used but not defined herein shall, unless otherwise specified, have the meanings assigned to such terms in the Commitment Letter);

          (i) Liberty and SPE together shall own (through Holdings) not less than 49.9% of the economic interests of Target and Holdings shall own 100% of the capital stock of Newco;

          (ii) after the date of the Commitment Letter, no information or other matter relevant to the Transactions becomes known to the Arrangers that the Arrangers in good faith believe is inconsistent in a material and adverse manner with (a) any information or other matter relevant to the Transactions disclosed to the Arrangers prior to the date of the Commitment Letter or (b) any information or other matter relevant to the Transactions obtained by the Arrangers during their due diligence investigation;

          (iii) there shall not have occurred, exist or become known to the Arrangers any event, condition or change in or affecting the Company that, singly or in the aggregate, could reasonably be expect to have a Material Adverse Effect;

          (iv) the preparation, execution and delivery of definitive documentation satisfactory to the Arrangers, in connection with the offering and sale of the Debentures;

          (v) each of the Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date;

          (vi) the definitive agreement relating to the acquisition shall be substantially the same as the draft Agreement and Plan of Merger by and among TLMD Station Group, Inc., TLMD Acquisition Co. and Telemundo Group, Inc., delivered to Arrangers on the date hereof; the affiliation agreement between the Company and the Network ("Affiliation Agreement") shall be as
                                           ---------------------
     described on the summary thereof delivered to Arrangers on the date hereof; the Arrangers shall be reasonably satisfied with any operating agreements of the Company; and the Arrangers shall be reasonably satisfied as of the Closing Date that the definitive documentation with respect to each of the Transactions is consistent with, and sets forth the transactions contemplated by, the term sheet to which this Annex II is attached;


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

          (vii) The Arrangers shall be reasonably satisfied as to the amount and nature of any environmental and employee health and safety exposures to which the Company may be subject, and the plans of the Company with respect thereto (it being understood that satisfaction with the review of Phase I environmental assessment reports, which shall be concluded prior to December 22, 1997 (and any follow-up investigations thereto) shall constitute satisfaction with such matters);

          (viii) all requisite governmental authorities (including the FCC and any antitrust or banking authorities in the Applicable Jurisdictions or any other relevant jurisdiction) and third parties shall have approved or consented to the Transactions and the other transactions contemplated by the Commitment Letter to the extent required, in each case to the extent failure to obtain such consent or approval, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there shall be no governmental or judicial action, actual or threatened, that has a reasonable likelihood of materially restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby (it being understood that FCC approval shall be deemed to have been obtained upon receipt of an initial favorable ruling from the FCC unless the Arrangers in good faith believe that such initial ruling is reasonably uncertain to become final and non-appealable);

          (ix) the Arrangers shall have received an opinion (and related going-concern valuation) reasonably satisfactory in all respects to the Arrangers, as applicable, from an independent valuation firm reasonably satisfactory to the Arrangers, in each case to the effect that, after giving effect to the Transactions, neither Target nor the Company will (a) be insolvent, (b) be rendered insolvent by the indebtedness incurred in connection therewith, (c) be left with unreasonably small capital with which to engage in its business or (d) have incurred debts beyond its ability to pay such debts as they mature;

          (x) after giving effect to the Transactions and the affiliation agreements to be entered into in connection therewith, the ratio of (a) consolidated total debt of the Company (excluding the Debentures) as of the Closing Date to (b) EBITDA of the Company (calculated with such adjustments which result from the sale of the Network and the execution of the Affiliation Agreement and are reflected in the business plan previously provided to the Arrangers and such other adjustments as may be agreed to by the parties) for the twelve-month period ending with the fiscal quarter immediately preceding the Closing Date shall not be greater than 7.0x;

          (xi) after giving effect to the Transactions and the affiliation agreements to be entered into in connection therewith, the ratio of (a) consolidated total debt and preferred stock of the Company as of the Closing Date to (b) EBITDA of the Company (calculated with such adjustments which result from the sale of the Network and the execution of the Affiliation Agreement and are reflected in the business plan previously provided to the Arrangers and such other adjustments as may be agreed to by the parties) for the twelve-month period ending with the fiscal quarter immediately preceding the Closing Date shall not be greater than 9.75x;

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

          (xii) the Arrangers shall be satisfied that, following the Transactions, the Company will have not less than $25.0 million (subject to reduction to reflect seasonal working capital needs of the Target) of availability under the Revolving Credit Facility for working capital purposes;

          (xiii) customary closing conditions for transactions similar to the issuance of the Debentures, including without limitation (a) the accuracy of all representations and warranties, (b) the absence of any defaults, prepayments events or creation of liens under debt instruments or other agreements as a result of the Transactions and the other transactions contemplated by the Commitment Letter, (c) the absence of any material change in the capital, corporate and organizational structure of the Company, (d) compliance with applicable laws and regulations (including employee health and safety, margin regulations and environmental laws), (e) obtaining evidence of reasonably satisfactory insurance, (f) evidence of authority, (g) consents of all relevant persons, and (h) the receipt by the Arrangers of reasonably satisfactory legal opinions (including as to FCC licenses and FCC approvals);

          (xiv) there shall not have occurred after the date of the Commitment Letter (a) any general suspension (other than temporary "circuit breakers") of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in any Applicable Jurisdiction, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in any Applicable Jurisdiction,
     (c) the commencement of a war, armed hostilities or other international or national calamity or emergency, directly or indirectly involving any Applicable Jurisdiction, which makes it, in the Arrangers' discretion, impracticable or inadvisable to purchase or resell the Debentures, (d) any limitation (whether or not mandatory) imposed by any governmental authority on the nature or extension of credit or further extension of credit by banks or other lending institutions, which makes it, in the Arrangers' discretion, impracticable or inadvisable to provide the Credit Facilities or (e) in the case of the foregoing clauses (c) and (d), a material escalation or worsening thereof, which makes it, in the Arrangers' discretion, impracticable or inadvisable to provide the Credit Facilities;

          (xv) the receipt by the Arrangers on or before the Closing Date, of financial statements of the Company (including notes thereto), consisting of (a) audited balance sheets as of December 31, 1996 and 1997, (b) audited statements of operations, cash flows and stockholders' equity for each of the three fiscal-years ending December 31, 1995, 1996 and 1997, (c) consolidated and consolidating financial statements for each of the three fiscal years ending December 31, 1995, 1996 and 1997 and supporting documentation satisfactory to the Arrangers, (d) comparable unaudited financial statements covering all quarterly or other appropriate periods subsequent to January 1, 1998 (and for comparable periods in the preceding year), and (e) pro forma balance sheet as of the end of the fiscal quarter immediately preceding the Closing Date and pro forma statements of operations and cash flows for the year ending December 31, 1997 and the period from January 1, 1998 to the end of the fiscal quarter immediately preceding the Closing Date (it being understood that if the Closing Date shall be prior to March 15,

     1998, the Company shall provide financial statements for only those periods as would be required for a public offering registered under the Securities Act of 1933, as amended (the "Securities Act") all such financial
                                   --------------
     statements, historical or pro forma, delivered pursuant to this paragraph
     (xiv) shall be in compliance with the requirements of Regulation S-X for a public offering registered under the Securities Act and shall not be materially inconsistent with financial statements previously provided to the Arrangers; and

          (xvi) payment of fees and expenses, including reasonable fees and expenses of the Arrangers' counsel.

          "Material Adverse Effect" shall mean a material adverse effect on (i)
           -----------------------
     the business, results of operations, financial condition or prospects of Target and its subsidiaries taken as a whole or the Company and its subsidiaries taken as a whole or (ii) the validity or enforceability of any of the documents entered into in connection with the Transactions or the other transactions contemplated by the Commitment Letter or the rights, remedies and benefits available to the parties thereunder.

          "Applicable Jurisdiction" means the United States and New York State.
           -----------------------

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